Free Writing Prospectus

Filed on March 26, 2008 Pursuant to Rule 433

Registration No. 333-144316

Fifth Third Holdings Funding, LLC

Registration No. 333-144316-01

Fifth Third Auto Trust 2008-1

JT Leads: Barclays (books) / CS (FITAT)

CLASS	SIZE	WAL	RATINGS	WDW	BENCH	SPRD	YLD	CPN	PRICE
A-1	201.0	0.32	P-1/A-1+	9	IntpL	+7	2.73023	2.73023	100-0
A-2a	102.0	1.15	Aaa/AAA	12	EDSF	+125	3.617	3.58	99.98884
A-2b	143.0	1.15	Aaa/AAA	12	1ML	+125			100-0
A-3	157.0	2.05	Aaa/AAA	11	ISwps	+155	4.107	4.07	99.99563
A-4a	117.0	2.98	Aaa/AAA	15	ISwps	+200	4.862	4.81	99.99059
A-4b	30.0	2.98	Aaa/AAA	15	1ML	+200			100-0
B	20.9	3.70	Aa1/AA	4	ISwps	+250	5.577	5.51	99.98928
C	20.5	3.99	Aa3/A	4	ISwps	+300	6.163	6.08	99.98149
D	23.4	4.39	Baal/BBB	6	ISwps	+350	6.760	6.66	99.97487

***Settles Mon 3.31. Barclays will B&D ****

* All bonds registered and ERISA Elig.

* WA Fico of pool is 741. No receivables with FICO’s less than 650

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-888-227-2275, requesting to be connected to Ext. 2663.